FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
P: 559.222.1322 or C: 559-281-1312

PRESIDENT & CEO OF CENTRAL VALLEY COMMUNITY BANK
ANNOUNCES RETIREMENT

Accomplished President & CEO James M. Ford shared his intention to retire in 2022 following the transition of a newly-appointed leader

FRESNO, CALIFORNIA…March 8, 2021…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California, and the parent company of Central Valley Community Bank (Bank), joined James M. Ford, President & CEO, to announce his intention to retire in early spring 2022. Ford will continue in his current role and duties until a successor is named.
“Serving as Central Valley Community Bank’s third leader in our 41-year history has been a tremendous experience that I have valued each day since I began in 2014,” stated James M. Ford, President & CEO of Central Valley Community Bank and Bancorp. “I am honored to have shared the oversight of the Bank’s growth with a talented group of executives and teammates. They are a special group of bankers who will continue to excel into the future. I have no doubt the Bank is in good hands.”
Ford brought over 30 years of banking and overall financial leadership expertise to Central Valley Community Bank when he joined the Bank in 2014. Under his guidance, the Bank’s Greater Sacramento Region significantly expanded its footprint as well as grew business relationships organically and through two acquisitions. Additionally, assets nearly doubled to over $2 billion and tangible book value per share grew from $8.10 to $15.19 thus far during his tenure.
“For many years prior to joining Central Valley Community Bank I had admired their success. I am pleased to have had the opportunity to lead the team and Company over the past seven years to their next level of success, and I look forward to transitioning my successor,” stated Ford.

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Central Valley Community Bank – Page 2
“We are proud that in our 41-year-old history our Company has been led by only three CEOs and honored that it has been led the past seven years by Jim’s tireless commitment to the Bank, our employees, our shareholders and the communities we serve. He is an accomplished leader and we wish him success in his retirement after the transition,” said Daniel J. Doyle, Chairman of the Board of Central Valley Community Bancorp and Bank.
The Board of Directors has established a search committee to review and implement its succession plan by evaluating internal and external candidates and potentially engaging the assistance of an executive recruitment firm.
About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Andriana Majarian, Karen Musson, Dorothea D. Silva, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on LinkedIn, Facebook and Twitter.

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Attached Photo:
James M. Ford, President & CEO, Central Valley Community Bank and Bancorp.